EXHIBIT 5(a)

February 12, 2009

Ladies and Gentlemen:

          I am the General Counsel of Quixote Corporation (the “Company”), a Delaware corporation, and I am rendering this opinion in connection with the preparation of a Registration Statement on Form S-8 (“Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), in connection with the registration under the Act of 300,000 shares (the “Shares”) of the Common Stock, par value $.01-2/3 per share, of the Company to be issued to the Company’s Incentive Savings Plan as amended and restated January 1, 2006 and as amended through December 10, 2008 (the “Plan”).

          In this connection, I have examined originals or copies identified to my satisfaction of such documents, corporate and other records, certificates, and other papers as deemed necessary to examine for purposes of this Opinion, including but not limited to the Restated Certificate of Incorporation of the Company, as amended, the By-Laws of the Company, as amended, resolutions of the Board of Directors of the Company and the Plan.

          It is my opinion that, when issued and contributed to the Plan, the Shares will be validly issued, fully paid and non-assessable.

          I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Joan R. Riley

Joan R. Riley Esq.
General Counsel